WY Secretary of State
FILED: 04/06/2023 12:15 PM
Original ID: 2020-000901238
Amendment ID: 2023-004111427

Wyoming

Wyoming
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

For Office Use Only

1. Corporation name:

Bergio International, Inc.

2. Article number(s) **X** is amended as follows:
**Article number(s) is not your filing ID number. Example: 2000-000123456*

The number of authorized shares of Common Stock is Twenty-Five Billion (25,000,000,000), par value $0.00001.

The number of authorized shares of Preferred Stock is Ten Million (10,000,000), of which Five (5) Series of Preferred Stock are authorized: Series A, Series B, Series C, Series D, and Series E, with their respective preferences and rights previously designated.

Effective on the "Effective Date" (as defined below), the outstanding shares of Common Stock of the Corporation, shall be decreased such that each five hundred (500) shares of Common Stock, par value $0.00001, shall become one (1) share of Common Stock, par value $0.00001, (the "Reverse Stock Split"), provided that any fractional shares shall be rounded up to the nearest whole share.

The Effective Date of the Reverse Stock Split shall be the first date permitted or determined by the Financial Industry Regulatory Authority ("FINRA") as the effective date of such Reverse Split, subject to the prior filing and recording of these Articles of Amendment in the office of the Secretary of State of Wyoming.

Received
MAR 29 2023
Secretary of State
Wyoming

All other terms and conditions of the Company's Articles of Incorporation remain unchanged.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

N/A

4. The amendment was adopted on **March 28, 2023** *(Date – mm/dd/yyyy)*

5. Approval of the amendment: (Please check only one appropriate field to indicate the party approving the amendment.)

[ ]Shares were not issued and the board of directors or incorporators have adopted the amendment.

OR

[ ]Shares were issued and the board of directors have adopted the amendment without shareholder approval, in compliance with W.S. 17-16-1005.

OR

[X]Shares were issued and the board of directors have adopted the amendment with shareholder approval, in compliance with W.S. 17-16-1003.

Signature:

(May be executed by Chairman of Board, President or another of its officers.)

Date: 03-28-2023

(mm/dd/yyy)

Print Name: **Berge Abajian**
Title: **President, CEO and Director**

Contact Person: **Berge Abajian**
Daytime Phone Number: **201-805-3900**

Email: **berge@bergio.com**
(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*